Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated February 20, 2014 with respect to the shares of Common Stock of True Drinks Holdings, Inc., and any amendments thereto, executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: February 20, 2014	WOLFSON EQUITIES, LLC

By:	/s/ Aaron Wolfson
	Name:	Aaron Wolfson
	Title:	Manager

/s/ Aaron Wolfson
AARON WOLFSON